Exhibit 10-7

                        Rebate and Marketing Fund
           Addendum to The 1993/1994 Microsoft Channel Agreement
                         (July - December, 1993)

This Addendum ("Addendum") entered into as of the 1st day of November, 1993, modifies that certain Microsoft 1993/1994 Channel Agreement ("Agreement") between MICROSOFT CORPORATION ("MS") having its principal place of business at One Microsoft Way Redmond, WA 98052 and DJ&J SOFTWARE CORPORATION d.b.a. EGGHEAD SOFTWARE ("CUSTOMER") having its principal place of business at 22011 SE 51st Street, Issaquah, WA 98027. The Agreement is hereby supplemented -is follows:


1.	Purpose

The purpose of this Addendum is to set forth the framework by which CUSTOMER may earn Rebates and Marketing Funds. For purposes of this Addendum, capitalized terms not otherwise defined herein, shall have the same definitions as set forth in the Agreement.

2.	Term and Termination

This Addendum shall be effective as of the date executed by MS below, and shall expire on December 31, 1993. Either party may terminate this Addendum, with or without cause. upon thirty (30) days prior written notice,

3.	Definitions

3.1 "Account Management Systems Reporting" or "AMS Reporting" is defined as the reporting of all Product specific End User sales.

3.2 "Inventory Reporting" is defined as the reporting of Product specific month end inventory. If CUSTOMER has multiple locations, inventory reporting shall be by location, and shall include the name, street address, city, state and zip code for each location.

3.3 "Marketing, Funds" is defined is the dollar amount accrued by CUSTOMER as a percentage Qualified Purchases, and used to fund CUSTOMER's pre-approved MS marketing activities.

3.4 "Microsoft Marketing Funds guidelines" is defined as MS' then current terms and conditions, available from the Microsoft Reseller Account Representative, for the use. of Marketing Funds.

3.5 "Microsoft Prior Authorization/Claim Form" is defined as the documentation, available from the Microsoft Reseller Account Representative, necessary for use of Marketing Funds for marketing activities.

3.6 "Qualified Purchases" is defined as net purchases made during the Rebate and Marketing Fund Period; provided, however, that Qualified Purchases shall include only those purchases which are shipped to CUSTOMER during the Rebate and Marketing Fund Period, less returns, and credits, and for which payment in full has been received by MS from CUSTOMER within ----- (-----) days after the end of the Rebate and Marketing Fund Period; and provided further that Microsoft ----- purchases shall not be included in calculating Qualified Purchases for rebate payment.

3.7 "Rebate" is defined as the dollar amount paid to CUSTOMER by MS in the form of a purchase credit for achieving of specific rebate program goals as set forth herein.

3.8 "Rebate and Marketing Fund Period" is defined as the six (6) calendar months, from July 1, 1993 through December 31, 1993, during which CUSTOMER shall earn Rebates and Marketing Funds.

3.9 "Salesout" or "Sell Through Reporting" is defined as the reporting of the number of Product units that CUSTOMER location distributes to its customers.

4.	Rebate

CUSTOMER is eligible to receive up to a ----- percent (-----%) Rebate during the Rebate and Marketing Fund Period. The Rebate shall be paid provided CUSTOMER complies with the reporting and program guidelines outlined in Attachments A-B. CUSTOMER shall submit reports to MS in the electronic format, as provided by MS, by the 10th day of the month following the applicable reporting month.

5. 	Marketing Funds

5.1  Establishment of Marketing Fund and Purchase Forecast

In partial consideration for CUSTOMER's Qualified Purchases, MS hereby grants to CUSTOMER the use of Marketing Funds equivalent to ----- percent (-----%) of Qualified Purchases of eligible MS Product during the Rebate and Marketing Fund Period. Marketing Funds accrue monthly and can be used for up to ----- (-----) months from the last day of the Rebate and Marketing Fund Period. In order to estimate CUSTOMER's total Marketing Funds, CUSTOMER hereby forecasts that it will purchase ----- US dollars (US $-----) of MS Product during the Rebate and Marketing Fund Period.

                      	$-----	                         $-----
             	Qualified Purchase Forecast	    Marketing Funds @ -----%

	5.2  Marketing Plan

Use of the Marketing Funds provided herein is contingent upon prior written approval by MS of a marketing plan detailing the approximate times and activities for which the Marketing Funds are to be used. The marketing plan will be developed and documented by your Microsoft Reseller Account Representative. The marketing plan must be signed by CUSTOMER and submitted by July 31, 1993 to your Microsoft Reseller Account Representative for approval by MS.

5.3  Marketing Fund Guidelines

Use of Marketing Funds and proof of Marketing Fund expenditures shall be in accordance with the provisions of the then current "Microsoft Reseller Marketing Fund Guidelines".

5.4  Marketing Fund Claims

Claims for reimbursement of Marketing Funds must be submitted to MS c/o Pinpoint Marketing no later than ----- (-----) days after the end of the Rebate and Marketing Fund Period. Claims submitted shall be accompanied by a Microsoft Prior Authorization/Claim Form approved by your Microsoft Reseller Account Representative, with the supporting documentation for reimbursement as described on the form. Forms may be obtained from your Microsoft Reseller Account Representative of Pinpoint Marketing.

IN WITNESS WHEREOF, the parties have signed this Addendum on the date indicated below. This Addendum is hereby made part of the Agreement. All terms and conditions of the Agreement not supplemented herein shall remain in full force and effect. This Addendum is not binding until executed by MS.


AGREED AND ACCEPTED TO BY	                 AGREED AND ACCEPTED TO BY
MICROSOFT CORPORATION ("MS"):	             DJ&J SOFTWARE CORPORATION d.b.a.
	                                          EGGHEAD SOFTWARE ("CUSTOMER"):
By	                                        By
Name	                                      Name
Title	                                     Title
Date	                                      Date


                               ATTACHMENT A

                         SALES REPORTING FORMATS

           Salesout, Sell-Through and Inventory Report Format

  Field	     Field Description	                             Max Size

    1	       Distributor's Customer or Outlet	              X(20)
            	Number
    2	       Customer or Outlet Name	                       X(40)
    3	       Customer or Outlet Address I	                  X(40)
    4	       Customer or Outlet Address 2	                  X(40)
    5	       Customer or Outlet City	                       X(40)
    6	       Customer or Outlet State	                      X(02)
    7	       Customer or Outlet Zip	                        X(10)
    8	       Customer or Outlet Phone	                      X(14)
    9	       Distributor Part Number	                       X(20)
   10	       Part Description	                              X(50)
   11	       Salesout Quantity	                             9(11)
   12	       Sell-Through Quantity	                         9(11)
   13	       Ending Inventory Quantity	                     9(11)
   14	       Unit Price	                                    9(11).99
   15	       Calendar Year Shipped	                         X(02)
   16	       Calendar Month Shipped	                        X(02)


                               		ATTACHMENT A

                         		SALES REPORTING FORMATS

                            		AMS Report Format

   Field	  Field Name	            Comments  	               Optional?
     1	    Reseller Outlet ID
     2	    Outlet Name
     3	    Outlet Address 1
     4	    Outlet Address 2
     5	    Outlet Phone 	                                   Yes
     6	    Outlet Fax	                                      Yes
     7	    Outlet City
     8	    Outlet State
     9	    Outlet Zip
    10	    Bill-to Customer ID		                            Yes, if end user
    11	    Bill-to Name		                                   Yes, if end user
    12	    Bill-to State		                                  Yes, if end user
    13	    Bill-to Zip		                                    Yes, if end user
    14	    Ship-to Customer ID		                            Yes, if end user
    15	    Ship-to Name		                                   Yes, if end user
    16	    Ship-to State		                                  Yes, if end user
    17	    Ship-to Zip	         If Null and end user,
                                Outlet Zip will be used	    Yes, if end user
    18	    Invoice Number		                                 Yes, if end user
    19	    Invoice Date		                                   Yes, if end user
    20    	Vendor- Part	        One of Microsoft, Merisel,
                                Ingram,Techdata, Handelman,
                                NACSCORP, Microage, Computerland,
                                or Intelligent Electronics
    21	    Reseller Part Number
    22	    Part Description
    23	    Quantity Sold
    24	    Agreement Number		                               Yes
    25	    Agreement Type	      List to be provided		       Yes
		                              (ex., 1 = MSM, 2 = Select, ...)
    26	    Sale Type	           "E" for End User,
                                "A" for Academic,
                                "G" forGovernment,
                                "C" for Corporate Account.



                              ATTACHMENT B

                       REBATE PROGRAM GUIDELINES



       Attachment B - July/December 1993 Major Chains Rebate Programs


Programs	  The July - December 1993 Rebate period has three rebate programs for Major Chains. Rebate percentages available are listed in the table below. Details on each of the programs are included in this document

	               Rebate Incentive	              Maximum Percentage Available
               	Sell-through Program	          -----%
               	Mass Merchandiser Program	     -----%
	               Total	                         -----%

Sell-Through Rebate Program


Program
Objective	  The objective of the Sell-Through Rebate Program is to increase sales of Microsoft products by rewarding the resellers for increasing their total sell-through revenues while allowing the reseller to focus on the best product mix for their customer segments.


Goal
Definitions 	The program sell-through goals are based on the following factors:

*	Fiscal year 1993 projected and actual sell-through revenues by reseller.
*	Microsoft US Finished Goods (referred to as "USFG" throughout the remainder of this document) fiscal year 1994 revenue growth percentage goals.
*	Reseller revenue growth as a percentage of total Microsoft USFG revenue growth.
*	Reseller projected revenue growth for fiscal year 1994.


Goal
Calculation	    The formula used to derive the goal is:
                July/December		         July/December 1993
                1992 Revenues	          (1 + -----%)	Sell-Through Revenue Goal

Components of this formula are outlined below.

July/December 1992 Sell-Through Revenues - July/December 1992 ending sell-through revenues reflect reseller sell-through units at fiscal 1994 reseller discounts. It also includes Special Agreement, Maintenance, and Select sales for July/December 1992 semester.

Growth Rate - The major chain reseller growth percentage was derived by weighting and scaling the following factors:

1.	Reseller's projected growth for fiscal 1994 based on
   historical analysis by Microsoft.
2.	Microsoft USFG projected fiscal year 1994 growth.
3.	Major Chain Reseller projected fiscal 1994 growth.

Major Chain Reseller projected fiscal 1994 growth was derived by examining revenue growth for all major chain resellers from fiscal year 1992 to fiscal 1993 as it relates to Microsoft USFG growth. Major Chain's fiscal year 1993 growth over fiscal 1992 was -----%. Based on that growth, Microsoft projects Major Chain fiscal 1994 growth to be -----%.

Formula Calculation: The sell-through revenue goals are derived by taking July/December 1992 ending sell-through revenues and multiplied by the Major Chain reseller growth rate.

The table below gives an example of the use of the formula for a reseller with a growth rate of _____% and July/December fiscal
1992 revenue of $20,000,000.

       								July/December 1992 Sell-	          July - December 1993
																					Through																											Growth Goal
	Reseller														(A)																									(B) = A *(1+ -----%)
	Reseller X							$20,000,000																													$-----

Rebate
Sliding
Scale 	   Resellers are rebated based on a sliding rebate scale, with -----%
          being the total rebate percentage attainable. The purpose of this scale is to offer an incentive for resellers to meet a portion of their goal in the event they cannot achieve the full sell-through revenue forecast. In order to earn the full -----% rebate, the reseller must grow total sellthrough revenue dollars by -----%.

The following table outlines the rebate scale for major chain resellers for July/December 1993. Individual reseller rebate scales can be found on page 6 of this attachment.

If reseller achieves this growth in
July/December  1993,		              then they will earn the respective rebate
	    -----%	                                           -----%
    	-----%	                                           -----%
    	-----%	                                           -----%
    	-----%	                                           -----%
    	-----%	                                           -----%
    	-----%	                                           -----%
    	-----%	                                           -----%

The table below is an example of how the rebate scale would work for a reseller experiencing -----% growth in sell-through
($25,000,000) for July/December 1993. Based on the scale, the reseller will earn a -----% rebate.

July/December 1993	          July/December Growth %
Sell-through	                       Achieved	                  Rebate %
$25,400,000	                        -----%	                      -----%
$25,000,000	                        -----%	                      -----%
$24,600,000	                        -----%	                      -----%
$24,200,000	                        -----%	                      -----%
$23,800,000	                        -----%	                      -----%
$23,400,000	                        -----%	                      -----%
$23,000,000	                        -----%	                      -----%

Reporting
Revenues	   Sell-through revenues will not be included if they are due to the acquisition of another reseller during the period.  Revenues generated from internal expansion, new store openings, will be included.  Revenues from three-way special agreements with
            Microsoft will also be included when the Major Chain reseller is selected as the "reseller of choice" by the end user account.
            This revenue will include Microsoft net revenues from end user account based on shipments, not contractual commitments.  Sell-
            through data sources are outlined below.


Sell-through
Measurement	 Each Major Chain Reseller's total sell-through includes reseller reported sell-through, Special Agreement Sales, Maintenance Sales, and Select Sales. The definitions, sources, and computations for Sell-through are is as follows:

             Sell-through: Those full packaged product units sold through reseller outlet locations to an end user. Sell-through is reported by each reseller to Microsoft. The full package product sell-through excludes Select (license only), Maintenance, Special Agreements, and miscellaneous unloaded part sales (please refer to Page 5 of Attachment B for a list of these parts). A price leveling factor is applied to each reseller's loaded units in order to provide an equitable measuring system. Sell-through is computed as follows:

             Sell-through = Reported Sell-through units * SRP * (price leveling factor)

             .----- price level factor applied to full package product units .----- price level factor applied to hardware
             .----- price level factor applied to upgrades
             Promotional pricing is used instead of SRP during the promotion period

             Promotional pricing is defined as any special price offered for a limited time only. For example, Microsoft AccessTM was offered at $99.00 from November 1992 - December 1992. The price, using the pricing schematic listed above, would be $----- ($99.00 * .-----) rather than $----- ($----- * .-----).

Special Agreement Sales: The product unit license sales between Microsoft and the Corporate Account named in each contract. Each Special Agreement has a reseller designated, for whom qualifies to receive credit for Special Agreements Sales. Those special agreement rebate credits issued during the July/December 1993 semester qualify as Special Agreement sales that will included in each semester's sell-through totals. For example, the sell-through for the semester ending December 30, 1993 will capture those special agreement revenues for which rebate credits were issued between July 1, 1993
and December 31, 1993.         Qualifying sales are those license sales
reported and recognized by Microsoft. The source of this data is Microsoft's financial system.

Microsoft Maintenance Sales: Those maintenance sales recognized by Microsoft. Billing occurs at the beginning of a quarter, and revenue is recognized appropriately. Therefore, the maintenance sales to be included are those maintenance sales recognized as revenue by Microsoft during each semester.
For example, those maintenance sales recognized for the quarters ending September 1993 and December 1993 will be included in total sell-through for the July/December 1993 semester. The source of this data is Microsoft's financial systems.

Select Sales: Select agreement sales will be included in the resellers sell-through totals. Select sales will come from two sources:

     Reseller electronic reporting, and
     Microsoft Select database.

The Select program sales, MLP and MMLP's, will be reported by the resellers in their monthly electronic reporting. Similar to sell-through, these units are loaded in Microsoft's Marketing Business System, and price leveling is applied. Price leveling is applied to each reseller's loaded units in order to provide an equitable measuring system.

The Select program sales, MELP and MVLP, will be captured from the Microsoft financial systems as recognized revenue. The two current quarter's recognized will be included in semester sell-through and qualified purchase totals. For example, the quarters ending September 1993 and December 1993 will be included in July/December 1993 semester sell-through totals.

Those disks, purchased by Major Chain resellers from RR Donnelley for fulfillment in Select Agreements, will be not be included in sell-through or qualified purchases.

Sell-through Exclusions: The following list of product sales are not included in sellthrough totals for rebate measurement purposes:

Manuals/documents
Resource Kits
XLA units
Mouse extension cables
Device drivers
Mouse pads
International sales
Select Disk and Documentation sales (purchases from RR Donnelley)

Reporting
Requirement	 Microsoft must receive timely and accurate electronic LVA, sell-
             through, and ending inventory reporting monthly by the 10th of the following month. In the event this requirement is not met, net revenues for the month in question will not be counted in the Sell-Through rebate program. The reseller will also be penalized 1/6 (1.5%) of their total rebate for each month the reporting requirement is not met. Reporting details are outlined in each reseller's semester agreements.


Rebate
Calculations
& Payment	  The total rebate possible for achieving the sell-through revenue goal is -----% of qualified purchases. Rebates are paid in the form of a purchase credits at Microsoft ----- days after the end of the semester rebate period, ----- for July/December 1993 semester. Rebates are calculated by taking the achieved rebate percentage times qualified purchases. Qualified purchases is defined on the next page.

Qualified purchases includes the following:

*	Net qualified purchases from Microsoft (Net qualified purchases are defined as: Purchased product shipped during the rebate
period for which payment has been received by ----- days after the end of the rebate period.  This excludes all returns,
credits, and promotional product).
*	Special Agreement revenues for those special agreement rebate credits that were issued during the July/December 1993 semester
(see "Sell-through Measurement" section for further
explanation).
*	Microsoft Maintenance revenues (see 'Sell-through Measurement"
section for further explanation).
*	Microsoft Select Program revenues (see "Sell-through
Measurement" section for further explanation).
*	Qualifying purchases through distribution (see "Product
Availability" section below for further explanation).

Any issues surrounding rebates should be sent, in writing, to Amy
Harry no later than 30 days following receipt of rebate payment If no issues are received, that rebate period will be closed for any later issues that may be brought to our attention.


Product
Availability	 Should Microsoft be unable to ship a product for any
              consecutive ten business day period, all Resellers who have that product on order will need to submit purchase order copies and a summary for those products purchased through distribution. This excludes promotional product orders. If resellers do not order promotional products by the Microsoft announced date and the reseller purchases product through distribution for Microsoft out of stock product, then those promotional product orders will not qualify to be included in qualified purchases for rebate purposes.

              All purchase order copies and a summary of those sales they wish to qualify should be sent no later than 15 days following the end of the semester. Those qualifying purchases will be included in the semester qualified purchase total to be rebated on. Please send purchase order copies, and summary of the qualifying purchases to the following address:

Microsoft Corporation
One Microsoft Way
Bldg 22/3088
Redmond, Washington 98052-6399
Attention: Amy Harry, Sales Support


Auditing	     Microsoft reserves the right to randomly audit resellers on reported sell-through information.

July/December
1993  Rebate   Scale
             	July - December	          Achieve this
	             1993 Sell-Through	        Percentage	      Receive this
Reseller	     Goals	                    Growth	          Rebate Percentage
Egghead	      $-----	                   -----%	          -----%
Egghead	      $-----	                   -----%	          -----%
Egghead	      $-----	                   -----%	          -----%
Egghead	      $-----	                   -----%	          -----%
Egghead	      $-----	                   -----%	          -----%
Egghead	      $-----	                   -----%	          -----%
Egghead	      $-----	                   -----%	          -----%

Mass Merchandising Rebate Program


Program
Objective	   The objectives of the Mass Merchandising Rebate Program for
             July/December 1993 are to reward Major Chain resellers a total of -----% rebate for maximizing merchandising presence of Microsoft products and for obtaining reseller support for all new Microsoft product introductions. The program allows each reseller the flexibility in developing their own mass merchandise plan to achieve these objectives.


Goal
Definitions 	Each reseller's Mass Merchandising goals will be established and measured based on the semi-annual mass merchandising plan submitted (mass merchandising plan requirements are outlined below). The goals established will represent the following:

*	Major Chain's goals and objectives outlined in mass
  merchandising plan.
*	Microsoft's goals and objectives for mass merchandising.
*	Each major chain's mass merchandising history.


Rebate
Requirements	  To receive the -----% merchandising rebate, major chains must develop a semi-annual merchandising plan, which includes the following sections:

1.	Objectives covering the following areas:
*	Microsoft Product Assortment
*	Plans for eliminating/reducing Microsoft product stock-outs
*	Shelf-management plans
*	Incremental displays.

2.	Strategies for achieving each objective listed above (this should be quantifiable/specific).

3.	Measurement: define how each objective will be measured.

4.	Designated Sales Representative Communication Plan

The template for submitting Mass Merchandising Plan can be found on Page 8 of Attachment B, and will also be provided to each resellers account manager. This template must be used in submitting mass merchandising plan for July/December 1993.

Microsoft will evaluate each plan. Once a plan has been approved and agreed upon by Microsoft and the reseller, the plan will implemented on August 1, 1993.


Measurement	At the end of July/December 1993 Semester, each reseller's
performance will be measured against the measurement system outlined in each reseller's mass merchandising plan.

Mass
Merchandising
Plan		       Each Microsoft Account Manager will work closely with each reseller in creating a mass merchandising plan. Plans must be submitted by July 30, 1993 to the following address:

Microsoft Corporation
One Microsoft Way
Bldg 22/3088
Redmond, Washington 98052-6399
Attention: Amy Harry, Sales Support


Rebate
Calculation 	In order to receive the -----% Mass Merchandising Rebate for
             July/December 1993, each reseller must accomplish 100% of each objective outlined in their mass merchandise plan. If a reseller fails to complete/accomplish each objective, then they will not be awarded the -----% Mass Merchandising Rebate.


Rebate
Payment	   Total rebate possible for achieving the mass merchandising goal is
           -----% of net qualified purchases. Rebates will be paid in the form of a purchase credit from Microsoft no later than 45 days after the end of the rebate period July/December, February 15.


Reporting
Requirement 	Microsoft must receive timely and accurate electronic LVA, sell-
             through, and ending inventory reporting monthly by the 10th of the following month. The reseller will also be penalized ----- (----- %) of their total rebate for each month the reporting requirement is not met. Reporting details are outlined in each reseller's semester agreements.

                         Mass Merchandising Plan Template


Objectives/Strategies:

Number I	Objective  #1
	Strategy #1
Number 2	Objective  #2
	Strategy #2
Number 3	Objective  #3
	Strategy #3


Stock-out   Plans:


Shelf-management
Plans:


Incremental
Display Plans: